Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-204837 and 333-197138 of Seventy Seven Energy Inc. on Forms S-8 of our report dated July 14, 2015, relating to the financial statements and supplemental schedule of the Seventy Seven Energy Inc. Retirement & Savings Plan appearing in this Annual Report on Form 11-K of the Seventy Seven Energy Inc. Retirement & Savings Plan as of December 31, 2014 and for the six month period ended December 31, 2014.

/s/ Eide Bailly LLP

Mankato, Minnesota

July 14, 2015